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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                        Date of Report (Date of earliest
                                event reported):
                                DECEMBER 27, 2002




                                 TRANSPRO, INC.
             (Exact name of Registrant as specified in its charter)



         DELAWARE                     1-13894                    34-1807383
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
     of incorporation)                                       Identification No.)


                  100 Gando Drive, New Haven, Connecticut 06513
          (Address of principal executive offices, including zip code)

                                 (203) 401-6450
              (Registrant's telephone number, including area code)




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Item 5.  OTHER EVENTS AND REQUIRED FD DISCLOSURE

         On December 27, 2002, Transpro, Inc.("the Company") acquired certain net assets of Fedco Automotive Components Company, based in Buffalo, New York, a wholly owned subsidiary of Tomkins PLC for a cash purchase price of $7,980,000. Fedco manufactures copper/brass and aluminum automotive truck heaters for aftermarket retailers and distributors, as well as speciality original equipment manufactures and has annual sales volume of approximately $13,000,000. The acquisition was funded using proceeds from the Company's Loan and Security Agreement. The transaction has been accounted as a purchase and will have no impact on the 2002 income statement.


         On December 27, 2002, the Company entered into an amendment to its Loan and Security Agreement with Congress Financial Corporation (New England), which is attached as Exhibit 4.2, hereto along with an amendment to its Term Promissory Note, which is attached as Exhibit 4.3, hereto. These amendments provide for a permanent increase in the maximum credit line to $80,000,000 and an extension of the credit line through December 27, 2005. In addition, the interest rate was decreased to the prime rate from the prime rate plus 1.5%. The Company also has the option to elect a Eurodollar-based interest rate, which has been decreased from plus 4% to plus 2.5%. The amended Loan and Security Agreement is comprised of a $77,000,000 Revolving Credit Facility and a $3,000,000 Term Loan. There were no changes to the minimum thresholds for net worth or working capital, which remain at $37,000,000 and $55,000,000, respectively. The extension and amendment to the credit line provides the Company with additional flexibility to meet ongoing developmental needs of the Company and lowers borrowing costs.

Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS

(c)      Exhibits - The following exhibit is filed as part of this report:

4.1    Asset Purchase Agreement
4.2    Eighth Amendment to Loan and Security Agreement.
4.3    Second Amendment and Restated Term Promissory Note





                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       TRANSPRO, INC.


Date:  December 30, 2002               By: /s/ Richard A. Wisot
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                                           Richard A. Wisot
                                           Vice President, Treasurer, Secretary,
                                           and Chief Financial Officer